UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 14, 2009

(Date of earliest event reported)

DST Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-14036 (Commission File Number)	43-1581814 (I.R.S. Employer Identification Number)

333 West 11th Street

Kansas City, Missouri 64105

(Address of principal executive offices, including zip code)

(816) 435-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

DB04/503428.0025/2206364.3 MD39

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2009, the Compensation Committee of the Board of Directors of DST Systems, Inc. ("Company" or “DST”) adopted forms of option agreements and granted awards of options to certain participants in the Company's 2005 Equity Incentive Plan ("Plan"), including certain of the named executive officers of DST. The options are a component of executive compensation for 2010.

The following description is a brief summary of the material terms and conditions of the option awards to the named executive officers who were listed in the Summary Compensation Table in DST's most recent proxy statement and who are currently executive officers of DST or a wholly-owned subsidiary of DST. In each case the option award is subject to the grantee's acceptance of the terms and conditions of the applicable option agreement. This summary is not intended to be complete, and is qualified in its entirety by reference to the forms of option agreements included as Exhibits 10.1 and 10.2 to this report and incorporated herein by reference.

Each option award has a ten year term. The exercise price for each option is payable in cash or in shares of DST common stock and is the Fair Market Value on the date of the grant, as determined under the Plan and in accordance with the Compensation Committee's procedures.

Stock Option Awards (Time Vesting)

For named executive officers Steven C. Hooley, DST President and Chief Operating Officer, Steven J. Towle, DST Output President and Chief Executive Officer, and Kenneth V. Hager, DST Vice President, Chief Financial Officer and Treasurer, the Compensation Committee adopted a form of stock option agreement with a time vesting provision, which form is attached hereto as Exhibit 10.1 and applies to each of their grants. Messrs. Hooley, Towle and Hager respectively received options to purchase 70,400, 38,900, and 27,800 shares of DST Company’s common stock.

Pursuant to the terms of the award, one-third of the grant of stock options shall vest and become exercisable annually on each anniversary of the award. Any unvested amounts shall vest and become immediately exercisable upon termination by reason of death or disability, as determined in accordance with the Committee’s rules for administration of the Plan. In the event of a voluntary or involuntary termination of employment that is not in connection with a reduction in force or a business unit divestiture (as these are defined in the award agreement), the unvested options will not vest, any unvested options will be forfeited, and vested options will remain exercisable for three calendar months thereafter (unless the awardee is retirement-eligible, in which case the vested options will remain exercisable for the remaining option term). In the event of any termination in connection with a reduction in force or a business unit divestiture, unvested options will vest pro rata (provided that at least six months have elapsed since the date of grant), and any vested options will remain exercisable for three calendar months thereafter (unless the awardee is retirement eligible, in which case the vested options will remain exercisable for the remaining option term). All unvested options will vest in the event of a termination without cause or, for executive officers, for good reason, following the occurrence of a Change in Control (as defined in the Plan).

Stock Option Awards (Performance and Time Vesting)

The Compensation Committee adopted a separate form of stock option agreement for Mr. Hooley (that is in addition to the agreement described above) and named executive officer Thomas R. Abraham,

DST Global Solutions Chief Executive Officer, with both performance and time vesting provisions. The form of agreement is attached hereto as Exhibit 10.2 and applies to each of their grants.

Mr. Hooley received options to purchase 50,000 shares of the Company's common stock. Pursuant to the terms of Mr. Hooley’s award, at each year’s meeting of the Compensation Committee at which the Company's financial results for the preceding calendar year are approved for Plan purposes (beginning with such meeting in 2011), a percentage of the options vest if improvement over prior year DST earnings per share as determined by the Committee for purposes of Mr. Hooley’s agreement (“EPS”) has occurred. The percentage of the aggregate award of options vesting as of each such date shall equal two times the percentage of increase over the previous year’s EPS. Any amounts not vested by the date of the Compensation Committee’s meeting in 2019 will be forfeited.

Mr. Abraham received options to purchase 38,900 shares of the Company's common stock. Pursuant to the terms of Mr. Abraham’s award, options will vest at the 2013 meeting of the Compensation Committee at which financial results for the year ended December 31, 2012 are approved for Plan purposes if a minimum level of DST Global Solutions consolidated pre-tax income is achieved over the period 2010-2012. If the Compensation Committee determines that the required level was not achieved, the options will be forfeited.

For both Messrs. Hooley and Abraham, any unvested amounts shall vest and become immediately exercisable upon termination by reason of death or disability, as determined in accordance with the Company’s rules for administration of the Plan. In the event of a voluntary or involuntary termination of employment, the unvested options will not vest, any unvested options will be forfeited, and vested options will remain exercisable for three calendar months thereafter (unless the awardee is retirement eligible, in which case the vested options will remain exercisable for the remaining option term). In the event of a Change in Control (as defined in the Plan), one-third of any unvested stock options shall vest and become exercisable annually on each anniversary of the Change in Control (provided that if the option will expire within the three year period, then the vesting period shall be reduced so that all options vest prior to the expiration), and all unvested options will vest in the event of a termination without cause or for good reason.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Form of Stock Option Award Agreement (Time Vesting)

10.2	Form of Stock Option Award Agreement (Performance and Time Vesting)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DST Systems, Inc.

By:	/s/ Randall D. Young
Randall D. Young
Vice President, General Counsel and Secretary

Date: December 18, 2009

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